EXHIBIT 99.2

AMENDMENT NO.  2
Effective November 17, 2010

 TO
THE PMI GROUP, INC.
AMENDED AND RESTATED EQUITY INCENTIVE PLAN
(Amended May 21, 2010)

THE PMI GROUP, INC., having adopted The PMI Group, Inc. Amended and Restated Equity Incentive Plan (the “Plan”) as of May 27, 2004, and having amended and restated the Plan as of November 16, 2005, and again as of September 19, 2007, again as of May 21, 2009, again as of May 21, 2010, hereby amends the restated Plan, effective as of November 17, 2010, by amending and restating Section 8.1 in its entirety as follows:

“8.1               Grant of Stock Units.

8.1.1.           Each person who first becomes a Non-employee Director on or after November 17, 2010, automatically shall be granted an Award of Stock Units (the “Initial Award”) on the date that such person first becomes a Non-employee Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award.  The number of Stock Units subject to the Initial Award shall be equal to the result of (a) $33,000, divided by (b) the Fair Market Value of a Share on the Initial Award’s Grant Date.  The initial value of each Stock Unit subject to the Initial Award will be equal to the Fair Market Value of a Share on the Initial Award’s Grant Date.

8.1.2.           Effective November 17, 2010, on the first business day on or after January 15, April 15, July 15 and October 15 of each year, each individual then serving as a Non-employee Director automatically shall be granted an Award of Stock Units (the “Quarterly Award”).  The number of Stock Units subject to each Quarterly Award shall be equal to the result of (a) $6,000, divided by (b) the Fair Market Value of a Share on the Quarterly Award’s Grant Date, rounded down to the nearest whole Stock Unit, but in no event shall any Non-employee Director receive more than 4,000 Stock Units subject to a Quarterly Award in any calendar quarter.~~”~~  The initial value of each Stock Unit subject to the Quarterly Award will be equal to the Fair Market Value of a Share on the Quarterly Award’s Grant Date.”

IN WITNESS WHEREOF, The PMI Group, Inc., by its duly authorized officer, has executed this Amendment No. 2 to the restated Plan on the date indicated below.

THE PMI GROUP, INC.

By:           /s/ Charles Broom
Name:    Charles Broom
Title:           Senior Vice President

Date:    November 18, 2010